   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 2001
                                                   REGISTRATION NO. 333-________
                                                  REGISTRATION NO. 333-______-01
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
SECOND BANCORP INCORPORATED                       SECOND BANCORP CAPITAL TRUST I
(EXACT NAME OF CO-REGISTRANT                    (EXACT NAME OF CO-REGISTRANT AS
AS SPECIFIED IN ITS CHARTER)                        SPECIFIED IN ITS CHARTER)
                               ------------------

         OHIO                                              DELAWARE
(STATE OR OTHER JURISDICTION OF                 (STATE OR OTHER JURISDICTION OF
INCORPORATION OR ORGANIZATION)                    INCORPORATION OR ORGANIZATION)
      34-1547453                                           APPLIED FOR
(I.R.S. EMPLOYER IDENTIFICATION NO.)        (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              108 MAIN AVENUE, S.W.
                                WARREN, OH 44481
                                 (330) 841-0123
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF CO-REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                               CHRISTOPHER STANITZ
                     EXECUTIVE VICE PRESIDENT AND SECRETARY
                              108 MAIN AVENUE, S.W.
                                WARREN, OH 44481
                                 (330) 841-0234
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ------------------
                                   COPIES TO:
     CHARLES S. DEROUSIE, ESQ.                       THOMAS C. ERB, ESQ.
   ELIZABETH TURRELL FARRAR, ESQ.                     TOM W. ZOOK, ESQ.
VORYS, SATER, SEYMOUR AND PEASE LLP                LEWIS, RICE & FINGERSH, L.C.
        52 EAST GAY STREET                         500 N. BROADWAY, SUITE 2000
           P.O. BOX 1008                            ST. LOUIS, MISSOURI 63102
      COLUMBUS, OH 43216-1008                            (314) 444-7600
         (614) 464-6400
                               ------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] _______
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                               ------------------
                         CALCULATION OF REGISTRATION FEE

--------------------------------------- ------------------ ----------------------- ------------------------- -----------------------
 TITLE OF EACH CLASS OF SECURITIES TO     AMOUNT TO BE       PROPOSED MAXIMUM         PROPOSED MAXIMUM      AMOUNT OF REGISTRATION
             BE REGISTERED                REGISTERED (1)   OFFERING PRICE PER UNIT AGGREGATE OFFERING PRICE          FEE (2)
--------------------------------------- ------------------ ----------------------- ------------------------- -----------------------
   % Cumulative Trust Preferred
Securities of Second Bancorp Capital
Trust I                                     2,990,000                $10                  $29,900,000                $7,475
--------------------------------------- ------------------ ----------------------- ------------------------- -----------------------
   % Subordinated Debentures due 2031
of Second Bancorp Incorporated (3)(4)                                                                                 None
--------------------------------------- ------------------ ----------------------- ------------------------- -----------------------
Guarantee of Preferred Securities
(3)(5)                                                                                                                None
--------------------------------------- ------------------ ----------------------- ------------------------- -----------------------

(1)  Includes 390,000   % Cumulative Trust Preferred Securities which may be
     sold by Second Bancorp Capital Trust I to cover over-allotments, if any.
(2)  The registration fee is calculated in accordance with Rule 457(a), (i) and
     (n).
(3)  This Registration Statement is deemed to cover the   % Subordinated
     Debentures due 2031 of Second Bancorp Incorporated, the rights of holders
     of the   % Subordinated Debentures of Second Bancorp Incorporated under the
     Indenture, and the rights of holders of the   % Cumulative Trust Preferred
     Securities under the Amended and Restated Trust Agreement, the Preferred Securities Guarantee Agreement and the Agreement as to Expenses and Liabilities entered into by Second Bancorp Incorporated.
(4)  The   % Subordinated Debentures due 2031 will be purchased by Second
     Bancorp Capital Trust I with the proceeds of the sale of the   % Cumulative
     Trust Preferred Securities. Such securities may later be distributed for
     no additional consideration to the holders of the   % Cumulative Trust
     Preferred Securities of Second Bancorp Capital Trust I upon its dissolution and the distribution of its assets.
(5)  No separate consideration will be received for the Guarantee.
                               ------------------
     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 2001.

PROSPECTUS

                         2,600,000 PREFERRED SECURITIES

                         SECOND BANCORP CAPITAL TRUST I

                     % CUMULATIVE TRUST PREFERRED SECURITIES
                 (LIQUIDATION AMOUNT $10 PER PREFERRED SECURITY)

                FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED
          ON A SUBORDINATED BASIS, AS DESCRIBED IN THIS PROSPECTUS, BY



                            [LOGO OF SECOND BANCORP]



                               ------------------

         Second Bancorp Capital Trust I is offering 2,600,000 preferred securities at $10 per security. The preferred securities represent an indirect
interest in our   % subordinated debentures. The debentures have the same
payment terms as the preferred securities and will be purchased by Second Bancorp Capital Trust I using the proceeds from its offering of the preferred securities.

         The preferred securities are expected to be approved for inclusion in the Nasdaq National Market under the symbol "SECDP." Trading is expected to commence on or prior to delivery of the preferred securities.

                               ------------------

    INVESTING IN THE PREFERRED SECURITIES INVOLVES RISKS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE .

                               ------------------

         THE PREFERRED SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED OR GUARANTEED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                    PER PREFERRED
                                                       SECURITY           TOTAL
                                                    -------------    -----------
Public offering price.............................     $10.00        $26,000,000
Proceeds to Second Bancorp Capital Trust I........     $10.00        $26,000,000

         This is a firm commitment underwriting. We will pay underwriting commissions of $ per preferred security, or a total of $ , to the underwriters for arranging the investment in our subordinated debentures. The underwriters have been granted a 30-day option to purchase up to an additional 390,000 preferred securities to cover over-allotments, if any.

--------------------------------------------------------------------------------
         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------


STIFEL, NICOLAUS & COMPANY          SANDLER O'NEILL & PARTNERS, L.P.
       INCORPORATED

          , 2001

                  [Map of northeastern and east-central Ohio and western Pennsylvania depicting locations of retail banking centers of The Second National Bank of Warren and locations of retail banking centers to be added as a result of acquisition of Commerce Exchange Corporation.]

                                     SUMMARY

         This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all the information that may be important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference in this prospectus, before making a decision to invest in the preferred securities. The words "we," "our" and "us" refer to Second Bancorp Incorporated and its wholly-owned subsidiary, The Second National Bank of Warren, unless we indicate otherwise. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.

                           SECOND BANCORP INCORPORATED

         Second Bancorp Incorporated is a one-bank holding company headquartered in Warren, Ohio. Our bank, The Second National Bank of Warren, was originally established in 1880. Operating through 34 retail banking centers, we offer a wide range of commercial, consumer and mortgage banking and trust services, primarily to business and individual customers in various communities in a nine county area in northeastern and east-central Ohio. At June 30, 2001, we had total assets of $1.6 billion, deposits of $1.1 billion and shareholders' equity of $123 million.

PRIMARY LINES OF BUSINESS

         We currently have four traditional primary lines of business:

         COMMERCIAL LENDING. Our commercial lending activities focus primarily on providing local independent commercial and professional firms with commercial business loans and loans secured by owner-occupied real estate. Typically, our customers' financing requirements range from $250,000 to $10 million. We primarily make secured and unsecured commercial loans for general business purposes, including working capital, accounts receivable financing, machinery and equipment acquisition, and commercial real estate financing. These loans have both fixed and floating interest rates and typically have maturities of three to seven years. Commercial loans comprised approximately 40% of our total loan portfolio at June 30, 2001.

         CONSUMER LENDING. We offer a full range of consumer loans to individuals, including the owners and principals of our commercial customers and a wide range of retail customers in our market area. We offer consumer loans for a variety of personal financial needs, including home equity, new and used automobiles, boat loans, credit cards and overdraft protection for checking account customers. At June 30, 2001, approximately 50% of our consumer loans consisted of indirect auto loans which are originated through auto dealers in the local area. Consumer loans comprised approximately 30% of our total loan portfolio at June 30, 2001.

         TRUST. Our trust department is a traditional provider of fiduciary services with a focus on administration of estates, trusts and qualified employee benefit plans. During 2000, personal trust accounts and employee benefit plan accounts produced approximately 75% and 25% of the total revenues of the department, respectively. The anticipated addition of a daily valuation service for 401(k) plans is expected to position us well for future growth in employee benefit plan assets and revenues. Our trust department had approximately $670 million in assets under management at June 30, 2001.

         MORTGAGE BANKING. Our mortgage banking department underwrites and originates a wide range of retail mortgage loan products and sells a significant volume of them primarily on a servicing retained basis. Generally, the loans sold into the secondary mortgage market make funds available for reuse in mortgage or other lending activities. The sales typically generate a net gain (including origination fee income and deferred origination costs), limit the interest rate risk caused by holding long-term, fixed-rate loans, and supplement our portfolio of serviced loans which generate fee income. We originated approximately $200 million of loans through the first half of 2001 and serviced $565 million in mortgage loans for others at June 30, 2001.

OPERATING STRATEGY

         R.L. ("Rick") Blossom, our Chairman, President and Chief Executive Officer, has been with us since December, 1999 and comes to us with a solid background in achieving strong financial performance. Since joining our company, Mr. Blossom has been the primary force responsible for the implementation our operating strategy. The key elements of our operating strategy are presented below.

         REALLOCATING OUR BUSINESS MIX TO STRENGTHEN AND STABILIZE OUR NET INTEREST MARGIN. We are focused on restructuring both the asset and liability side of our balance sheet in order to increase our net interest margin and reduce net interest margin volatility. We are actively working to improve profitability by generating more core deposits in order to reduce our cost of funds. To achieve this goal, we have launched a new product line of personal and business deposit accounts including many new and innovative products, allocated more funding to advertising, and introduced employee incentives focused on core deposit growth. During the first six months of 2001, the number of transaction accounts (demand deposit and NOW accounts) has increased at an annualized rate of 5.3%, while deposit balances have grown at an annualized rate of 3.8%. On the asset side, we intend to return to a more traditional commercial bank mix which had been impacted by our acquisition of a large thrift in 1998. We are focused on making our loan portfolio more balanced and our plan is to grow the higher yielding consumer loans, which were approximately 30% of total loans at June 30, 2001, to at least 35% of total loans within two years. Although we plan to reduce the size of our real estate loan portfolio to help achieve this balance, we will continue to aggressively develop the real estate side of our business, selling a large part of our production while retaining the loan servicing rights.

         IMPROVING FINANCIAL PERFORMANCE BY LEVERAGING OUR FINANCIAL INFORMATION SYSTEM AND CONTROLS. We intend to improve our financial performance and efficiency by leveraging our newly installed, state-of-the-art financial information system which allows us to budget and assess financial performance across the entire organization. The use of this sophisticated tool throughout the organization is a vital link in our efforts to rigorously control costs and react quickly to changes in our markets. This financial information system supports growth, efficiency and flexibility, by incorporating line-of-business accountability, comprehensive budgeting, forecasting flexibility and "real-time" reporting. This comprehensive new budgeting and forecasting system will give us the ability to forecast on an 18-month time horizon and to continuously update those forecasts as market conditions change. The value of the financial information system is that it allows us to better manage our business "by the numbers," focusing on responsibility, accountability, and the ability to proactively manage our lines of business. We anticipate that the financial information system will allow us to keep on budget and remain responsive to market opportunities.

         IMPROVING EFFICIENCY. We are committed to improving our efficiency, including implementing disciplined cost controls and aligning management incentives with corporate goals. We are focused on streamlining, reorganizing and re-examining our policies, processes and procedures. We believe we will be able to reduce personnel costs through attrition and still maintain our high level of customer service, due in part to the accountability and responsibility focus of our new financial information system. Evidence of success in these efficiency measures are the reduction in our efficiency ratio from 62.5% in the first half of 2000 to 58.4% in the first half of 2001 and the reduction in our net operating (non-interest) expenses for the first half of 2001 by approximately 4% compared to the same period last year.

         CREATING A CULTURE FOCUSED ON BUILDING STRONG, PROFITABLE CUSTOMER RELATIONSHIPS. Our business depends on increased relationship building in our northeastern and east-central Ohio service area where we do all of our banking business. We believe one of our key competitive edges is that our size allows us to offer a full range of competitive products and services typically offered by regional banks while, at the same time allowing us the ability to establish the closer customer relationships of a community bank. We also focus on a decentralized decision making structure which delegates increased authority to the employees located in our 34 retail banking centers. This approach enables us to develop long-term customer relationships, maintain high quality service and respond quickly to customer needs.

         INCREASING EMPHASIS ON FEE INCOME. In order to diversify our revenues, we are committed to movement toward greater fee income through enhancement and extension of our financial services. Our mortgage banking business and our trust department should contribute to fee income growth. In addition, we intend to increase fee income through the growth of our private banking business and our investment center, which provides a wide variety of mutual funds, annuities, stocks, bonds and insurance products. We believe there will be opportunities to create synergies among trust, private banking and investment center clients allowing us to become a more relationship-based financial services provider. Non-interest income represented 26.4% of total revenues during the first half of 2001 compared to 21.7% for the same period last year.

EXPANSION STRATEGY

         We have been committed to controlled expansion since 1988 by focusing on strengthening market share in our existing communities and expanding into new markets, many of them in high growth areas with strong demographics. During this period, we have expanded our coverage area from one county served by 9 retail banking centers to our current 9 counties covered by 34 retail banking centers. In the process, we have grown from less than $300 million in assets in 1988 to $1.6 billion at June 30, 2001, specifically through our 1998 acquisitions of two financial institutions, The Trumbull Savings and Loan Company also headquartered in Warren and Enterprise Bank located in the dynamic suburban Cleveland market. Also, we announced on July 23, 2001, the agreement to acquire Commerce Exchange Bank in a transaction which will further enhance our presence in the Cuyahoga County/Cleveland market.

         In the future, we intend to explore and consider de novo branching opportunities and potential acquisitions of community banks, thrifts and other financial service businesses. We believe there are significant opportunities to expand our presence in current and new markets through acquisitions and de novo branching. We will focus on acquiring institutions which are accretive to our earnings per share. Our de novo branching strategy will focus primarily on high growth areas with strong market demographics in which we have the potential to grow market share.

ACQUISITION OF COMMERCE EXCHANGE CORPORATION

         We agreed on July 23, 2001 to acquire Commerce Exchange Corporation. Its subsidiary, Commerce Exchange Bank, operates two branches - one in Beachwood, Ohio and one in North Olmsted, Ohio. Both will become Second National Bank of Warren retail banking centers upon completion of the transaction, which will enhance our presence in the attractive suburban Cleveland market. The acquisition is expected to be completed in the fourth quarter of 2001 and to be modestly accretive to our earnings per share in 2002.

         Commerce Exchange Corporation, at June 30, 2001, had total assets of $119 million, total loans of $95 million, total deposits of $104 million and shareholders' equity of $13 million.

         We agreed to pay $26.5 million in cash for Commerce Exchange Corporation, subject to adjustments tied to, among other things, Commerce's net retained earnings for 2001, and Commerce's control of costs relating to the transaction. We expect to use the proceeds of this offering to fund this acquisition.

MARKET AREA

         Our primary market area consists of Trumbull, Ashtabula, Portage, Jefferson, Mahoning, Summit, Medina, Stark and the southeast portion of Cuyahoga Counties in the northeastern corner of Ohio, to the east and south of the Cleveland metropolitan area. The market area's economy is heavily influenced by the manufacturing sector with an emphasis on steel, auto manufacturing and a variety of related and smaller industries. The area has benefited from an extensive transportation system comprised mainly of railroad and trucking systems. According to available industry data, as of June 30, 2000, total deposits in Trumbull County, where we are headquartered and enjoy a leading deposit market share of 25%, were approximately $2.5 billion.


                         SECOND BANCORP CAPITAL TRUST I

         Second Bancorp Capital Trust I is a newly created Delaware business trust. We created Second Bancorp Capital Trust I to offer the preferred securities and to purchase the debentures. The trust has a term of 31 years, but may be dissolved earlier as provided in the trust agreement. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust.

         Our principal executive offices as well as those of the trust are located at 108 Main Avenue, S.W., Warren, Ohio 44481. The main telephone number for both Second Bancorp and the trust is (330) 841-0123.

                                  THE OFFERING

         The issuer......................   Second Bancorp Capital Trust I

         Securities being offered........   2,600,000 preferred securities,
                                            which represent preferred undivided
                                            interests in the assets of the
                                            trust. Those assets will consist
                                            solely of the debentures and
                                            payments received on the debentures.

                                            The trust will sell the preferred
                                            securities to the public for cash.
                                            The trust will use that cash to buy
                                            the debentures from us.

         Offering price..................   $10 per preferred security.

         When distributions will be
         paid to you.....................   If you purchase the preferred
                                            securities, you are entitled to
                                            receive cumulative cash
                                            distributions at a   % annual rate.
                                            Distributions will accumulate from
                                            the date the trust issues the
                                            preferred securities and are to be
                                            paid quarterly on March 31, June 30,
                                            September 30 and December 31 of each
                                            year, beginning December 31, 2001.
                                            As long as the preferred securities
                                            are represented by a global
                                            security, the record date for
                                            distributions on the preferred
                                            securities will be the business day
                                            prior to the distribution date. We
                                            may defer the payment of cash
                                            distributions, as described below.

         When the preferred securities
         must be redeemed................   The debentures will mature and the
                                            preferred securities must be
                                            redeemed on December 31, 2031. We
                                            have the option, however, to shorten
                                            the maturity date to a date not
                                            earlier than December 31, 2006. We
                                            will not shorten the maturity date
                                            unless we have received the prior
                                            approval of the Board of Governors
                                            of the Federal Reserve System, if
                                            required.

         Redemption of the preferred
         securities before December 31,
         2031 is possible................   The trust must redeem the preferred
                                            securities when the debentures are
                                            paid at maturity or upon any earlier
                                            redemption of the debentures. We may
                                            redeem all or part of the debentures
                                            at any time on or after December 31,
                                            2006. In addition, we may redeem, at
                                            any time, all of the debentures if:

                                              -        there is a change in
                                                       existing laws or
                                                       regulations, or new
                                                       official administrative
                                                       or judicial
                                                       interpretation or
                                                       application of these laws
                                                       and regulations, that
                                                       causes the interest we
                                                       pay on the debentures to
                                                       no longer be deductible
                                                       by us for federal tax
                                                       purposes; or the trust
                                                       becomes subject to
                                                       federal income tax; or
                                                       the trust becomes or will
                                                       become subject to other
                                                       taxes or governmental
                                                       charges;

                                              -        there is a change in
                                                       existing laws or
                                                       regulations that requires
                                                       the trust to register as
                                                       an investment company; or

                                              -        there is a change in the
                                                       capital adequacy
                                                       guidelines of the Federal
                                                       Reserve that results in
                                                       the preferred securities
                                                       not being counted as Tier
                                                       1 capital.

                                            We may also redeem debentures at any
                                            time, and from time to time, in an
                                            amount equal to the liquidation
                                            amount of any preferred securities
                                            we purchase, plus a proportionate
                                            amount of common securities, but
                                            only in exchange for a like amount
                                            of the preferred securities and
                                            common securities then owned by us.

                                            Redemption of the debentures prior
                                            to maturity will be subject to the
                                            prior approval of the Federal
                                            Reserve, if approval is then
                                            required by law or regulation. If
                                            your preferred securities are
                                            redeemed by the trust, you will
                                            receive the liquidation amount of
                                            $10 per preferred security, plus any
                                            accrued and unpaid distributions to
                                            the date of redemption.

         We have the option to extend
         the interest payment period.....   The trust will rely solely on
                                            payments made by us under the
                                            debentures to pay distributions on
                                            the preferred securities. As long as
                                            we are not in default under the
                                            indenture relating to the
                                            debentures, we may, at one or more
                                            times, defer interest payments on
                                            the debentures for up to 20
                                            consecutive quarters, but not beyond
                                            December 31, 2031. If we defer
                                            interest payments on the debentures:

                                              -        the trust will also defer
                                                       distributions on the
                                                       preferred securities;

                                              -        the distributions you are
                                                       entitled to will
                                                       accumulate; and

                                              -        these accumulated
                                                       distributions will earn
                                                       interest at an annual
                                                       rate of   %, compounded
                                                       quarterly, until paid.

                                            At the end of any deferral period,
                                            we will pay to the trust all accrued
                                            and unpaid interest under the
                                            debentures. The trust will then pay
                                            all accumulated and unpaid
                                            distributions to you. During an
                                            extension period, we are restricted
                                            from paying dividends or
                                            distributions on our capital stock
                                            or redeeming, purchasing, acquiring
                                            or making liquidation payments with
                                            respect to our capital stock, except
                                            for some exceptions.

         You will still be taxed if
         distributions on the
         preferred securities are
         deferred........................   If a deferral of payment occurs,
                                            you will still be required to
                                            recognize the deferred amounts as
                                            income for federal income tax
                                            purposes in advance of receiving
                                            these amounts, even if you are a
                                            cash-basis taxpayer.

         Our full and unconditional
         guarantee of payment............   Our obligations described in this
                                            prospectus, in the aggregate,
                                            constitute a full, irrevocable and
                                            unconditional guarantee by us on a
                                            subordinated basis, of the
                                            obligations of the trust under the
                                            preferred
                                            securities. Under the guarantee
                                            agreement, we guarantee the trust
                                            will use its assets to pay the
                                            distributions on the preferred
                                            securities and the liquidation
                                            amount upon liquidation of the
                                            trust. However, the guarantee does
                                            not apply when the trust does not
                                            have sufficient funds to make the
                                            payments. If we do not make payments
                                            on the debentures, the trust will
                                            not have sufficient funds to make
                                            payments on the preferred
                                            securities. In this event, your
                                            remedy is to institute a legal
                                            proceeding directly against us for
                                            enforcement of payments under the
                                            debentures.

         We may distribute the
         debentures directly to you......   We may, at any time, dissolve the
                                            trust and distribute the debentures
                                            to you, subject to the prior
                                            approval of the Federal Reserve, if
                                            then required by law or regulation.
                                            If we distribute the debentures, we
                                            will use our best efforts to list
                                            them on a national securities
                                            exchange or comparable automated
                                            quotation system.

         How the securities will
         rank in right of payment........   Our obligations under the preferred
                                            securities, debentures and guarantee
                                            are unsecured and will rank as
                                            follows with regard to right of
                                            payment:

                                              -        the preferred securities
                                                       will rank equally with
                                                       the common securities of
                                                       the trust. The trust will
                                                       pay distributions on the
                                                       preferred securities and
                                                       the common securities pro
                                                       rata. However, if we
                                                       default with respect to
                                                       the debentures, then no
                                                       distributions on the
                                                       common securities of the
                                                       trust or our common
                                                       shares will be paid until
                                                       all accumulated and
                                                       unpaid distributions on
                                                       the preferred securities
                                                       have been paid;

                                              -        our obligations under the
                                                       debentures and the
                                                       guarantee are unsecured
                                                       and generally will rank
                                                       junior in priority to our
                                                       existing and future
                                                       senior and subordinated
                                                       indebtedness; and

                                              -        because we are a holding
                                                       company, the debentures
                                                       and the guarantee will
                                                       effectively be
                                                       subordinated to all
                                                       depositors' claims, as
                                                       well as existing and
                                                       future liabilities of our
                                                       subsidiaries.

         Voting rights of the
         preferred securities............   Except in limited circumstances,
                                            holders of the preferred securities
                                            will have no voting rights.

         Proposed Nasdaq National
         Market symbol...................   SECDP

         You will not receive
         certificates....................   The preferred securities will be
                                            represented by a global security
                                            that will be deposited with and
                                            registered in the name of The
                                            Depository Trust Company, New York,
                                            New York, or its nominee. This means
                                            that you will not receive a
                                            certificate for the preferred
                                            securities, and your beneficial
                                            ownership interests will be recorded
                                            through the DTC book-entry system.

         How the proceeds of this offering
         will be used....................   The trust will invest all of the
                                            proceeds from the sale of the
                                            preferred securities in the
                                            debentures. We estimate that the net
                                            proceeds to us from the sale of the
                                            debentures to the trust, after
                                            deducting underwriting expenses and
                                            commissions, will be approximately $
                                            million. We expect to use the net
                                            proceeds from the sale of the
                                            debentures to fund the cash price
                                            for the acquisition of Commerce
                                            Exchange Corporation.

         Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page ___.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table summarizes our selected consolidated financial information and other financial data. The selected balance sheet and statement of income data, insofar as they relate to the years in the five-year period ended December 31, 2000, are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP. The selected financial data for the six months ended June 30, 2001 and 2000, are derived from our unaudited interim consolidated financial statements. Our unaudited interim consolidated financial statements include all adjustments (consisting only of normal, recurring accruals) that we consider necessary for a fair presentation of the financial position and the results of operations as of the dates and for the periods indicated. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended June 30, 2001, are not necessarily indicative of results that may be expected for the full year ending December 31, 2001.

                                            AS OF OR FOR THE
                                            SIX MONTHS ENDED
                                                JUNE 30,                            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                      -------------------------   ---------------------------------------------------------------
                                         2001          2000        2000(1)        1999        1998(2)        1997          1996
                                      -----------  ------------   --------     ---------    ---------     ---------     ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income...................    $56,883     $  56,614     $116,298     $ 104,582    $ 106,997     $ 104,990     $ 101,158
  Interest expense..................     32,669        31,551       66,921        55,310       55,888        55,707        54,153
                                       --------     ---------     --------     ---------    ---------     ---------     ---------
  Net interest income...............     24,214        25,063       49,377        49,272       51,109        49,283        47,005
  Provision for loan losses.........      2,103         1,383        7,129         3,195       10,579         4,205         5,072
  Other income......................      9,190         7,249        8,275        14,792       12,754        11,101        10,008
  Other expense.....................     19,856        20,728       44,213        39,330       46,248        39,198        39,279
                                       --------     ---------     --------     ---------    ---------     ---------     ---------
  Income before Federal income taxes     11,445        10,201        6,310        21,539        7,036        16,981        12,662
  Federal tax expense...............      2,999         2,552          176         5,361        1,403         3,745         2,993
                                       --------     ---------     --------     ---------    ---------     ---------     ---------
  Income before accounting change...      8,446         7,649        6,134        16,178        5,633        13,236         9,669
  Cumulative effect of accounting
    change - net of tax.............       (101)            -            -             -            -             -             -
                                       --------     ---------     --------     ---------    ---------     ---------     ---------
  Net income........................   $  8,345     $   7,649     $  6,134     $  16,178    $   5,633     $  13,236     $   9,669
                                       ========     =========     ========     =========    =========     =========     =========

PER COMMON SHARE DATA (3):
  Basic earnings....................      $0.83         $0.74        $0.60         $1.52        $0.53         $1.25         $0.93
  Diluted earnings..................       0.83          0.74         0.60          1.51         0.52          1.25          0.92
  Cash dividends....................       0.34          0.32         0.64          0.56         0.48          0.40          0.34
  Book value........................      12.29         11.31        11.65         11.12        11.53         11.34         10.40
  Market value......................      22.90         15.19        14.50         22.38        22.25         25.38         15.69
  Weighted average common shares
     outstanding (3)
     Basic.......................... 10,013,996    10,635,852   10,247,025    10,635,852   10,665,597    10,555,921     9,876,174
     Diluted........................ 10,079,973    10,698,717   10,271,548    10,698,717   10,742,622    10,616,752    10,555,060
Common shares outstanding (3)....... 10,017,510    10,201,150   10,057,110    10,458,450   10,688,450    10,606,749    10,503,660

BALANCE SHEET DATA:
  Total assets......................$ 1,578,370   $ 1,632,913  $ 1,546,290   $ 1,537,278  $ 1,430,233   $ 1,438,193   $ 1,397,194
  Loans.............................  1,075,039     1,157,123    1,070,089     1,071,662      970,853       867,147       817,631
  Securities........................    380,262       371,194      382,426       367,587      354,415       481,786       489,378
  Deposits..........................  1,059,758     1,105,449    1,036,135     1,097,589    1,102,590     1,115,044     1,076,947
  Borrowings (4)....................    262,447       276,009      252,733       204,276       72,782        58,403           n/a
  Shareholders' equity..............    120,368       114,506      114,652       121,369      126,748       112,127       108,725

SELECTED PERFORMANCE RATIOS:
  Return on average assets (5)......       1.08%         0.97%        0.39%         1.08%        0.38%         0.93%         0.70%
  Return on average shareholders'         14.03         13.36         5.35         13.33         4.44         11.80          9.32
    equity (5)......................
  Net interest margin (5)(6)........       3.45          3.56         3.46          3.68         3.84          3.78          3.73
  Efficiency ratio..................      58.36         62.54        70.67         59.45        70.11         63.04         67.11
  Dividend pay-out..................      40.77         43.01       106.26         36.68        91.53         32.29         35.77

ASSET QUALITY RATIOS:
  Non-performing assets to total           0.71%         0.43%        0.57%         0.40%        0.49%         0.48%         0.69%
    assets (7)......................
  Allowance for loan losses to total       1.45          0.98         1.42          1.04         1.11          1.02          1.13
    loans...........................
  Net charge-offs to average loans         0.32          0.21         0.28          0.27         0.76          0.79          0.45
    (5).............................
  Non-performing loans to total            0.96          0.52         0.75          0.55         0.71          0.80          1.17
    loans (8).......................
  Allowance for loan losses to              154           193          191           188          155           128            96
  non-performing
    loans (8).......................

                                            AS OF OR FOR THE
                                            SIX MONTHS ENDED
                                                JUNE 30,                            AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                      -------------------------   ---------------------------------------------------------------
                                         2001          2000        2000(1)        1999        1998(2)        1997          1996
                                      -----------  ------------   --------     ---------    ---------     ---------     ---------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
LIQUIDITY AND CAPITAL RATIOS:
  Total shareholders' equity to            7.80%         7.07%        7.58%       7.57%          8.62%         8.37%         7.62%
    total assets....................
  Average loans to average deposits.     101.78         99.76       101.51       92.10          86.40         80.51         74.34
  Leverage ratio (9)................        7.6           7.5          7.5         8.2            8.7           7.9           n/a
  Tier 1 risk-based capital ratio...       10.7          10.8         10.3        11.8           12.4          12.6           n/a
  Total risk-based capital ratio....       11.9          11.8         11.5        12.8           13.5          13.6           n/a

RATIO OF EARNINGS TO FIXED CHARGES
(10):
  Including deposit interest........       1.33x         1.30x        1.09x       1.36x          1.12x         1.28x         1.22x
  Excluding deposit interest........       1.94          1.89         1.25        2.23           1.43          2.06          1.92


(1) Net income for 2000 was impacted by restructuring and reengineering charges that totaled $9,022, after tax. Excluding these non-recurring charges, net income would have been $15,156. Both basic and diluted earnings per share would have been $1.48. Return on average assets and return on average shareholders' equity would have been 0.96% and 13.22%, respectively. The net interest margin would have been 3.51% while the efficiency ratio would have been 62.17%.
(2) Net income for 1998 was impacted by merger related expenses that totaled $4,997, after tax. Excluding these non-recurring charges, net income would have been $10,630. Basic and diluted earnings per share would have been $1.00 and $0.99, respectively. Return on average assets and return on average shareholders' equity would have been 0.73% and 8.39%, respectively. The efficiency ratio would have been 60.95%.
(3) Prior period amounts have been restated for stock splits and pooling-of-interests transactions.
(4)  Borrowings include note payable and FHLB advances.
(5) Ratios for the six months ended June 30, 2001 and 2000 have been annualized and are not necessarily indicative of the results for the entire year. Applicable ratios for the six months ended June 30, 2001 are based on income before accounting change.
(6)  On a tax equivalent basis.
(7) Non-performing assets include non-performing loans and other real estate owned.
(8) Non-performing loans include loans past due over 90 days and still accruing, restructured and non-accrual loans.
(9) The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets.
(10) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and net occupancy expense. Fixed charges consist of interest and net occupancy expense.

                                  RISK FACTORS

         Investing in the preferred securities involves a number of risks. Some of these risks relate to the preferred securities and others relate to us and the financial services industry, generally. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities.

         Because the trust will rely on the payments it receives on the debentures to fund all payments on the preferred securities, and because the trust may distribute the debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the debentures being issued by Second Bancorp as well as the preferred securities. Purchasers should carefully review the information in this prospectus about the preferred securities, the debentures and the guarantee.

                RISKS RELATED TO AN INVESTMENT IN SECOND BANCORP

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB POTENTIAL LOSSES IN OUR LOAN PORTFOLIO.

         Lending money is a substantial part of our business. However, every loan we make carries a certain risk of non-payment. This risk is affected by, among other things:

          -    the credit risks of a particular borrower;

          -    changes in economic and industry conditions;

          -    the duration of the loan; and

          - in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral.

         We maintain an allowance for loan losses which we believe is adequate to provide for any potential losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:

          - an ongoing review of the quality, size and diversity of our loan portfolio;

          -    evaluation of non-performing loans;

          -    historical loan loss experience; and

          - the amount and quality of collateral, including guarantees, securing the loans.

         Although we believe our loan loss allowance is adequate to absorb probable losses in our loan portfolio, we cannot predict such losses or that our allowance will be adequate. Excess loan losses could have a material adverse effect on our results of operations and financial condition.

         In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a material adverse effect on our results of operations and financial condition.

OUR INDIRECT AUTOMOBILE LOANS CONSTITUTE A SIZABLE PORTION OF OUR TOTAL LOAN PORTFOLIO AND MAY PRESENT A GREATER CREDIT RISK THAN OTHER LOANS IN OUR PORTFOLIO.

         Management believes that our indirect automobile loan portfolio, which was approximately $153 million, or 14.27%, of our total loan portfolio as of June 30, 2001, may present a greater risk of loss than our other loan categories. These types of loans are dependent on the borrower's continuing financial stability, and are more likely to be adversely affected by changes in the borrower's personal situation, such as job loss, divorce, illness and personal bankruptcy. In addition, the underlying collateral for our indirect automobile loans may depreciate rapidly and may not provide an adequate source of repayment if we were required to repossess the collateral. We cannot be sure whether our levels of charge-offs for indirect automobile loans in future periods will be consistent with our historical levels of charge-offs for these types of loans.

SINCE OUR BUSINESS IS CONCENTRATED IN THE NORTHEASTERN AND EAST-CENTRAL OHIO AREA, A DOWNTURN IN THAT ECONOMY MAY ADVERSELY AFFECT OUR BUSINESS.

         Currently, our lending and deposit gathering activities are concentrated primarily in the northeastern and east-central Ohio area. Our success depends on the general economic condition of this area. Adverse changes in the economy could reduce our growth rate, impair our ability to collect loans, and generally negatively affect our financial condition and results of operations.

FLUCTUATIONS IN INTEREST RATES COULD REDUCE OUR PROFITABILITY.

         We realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our gap position, this "gap" will work against us, and our earnings may be negatively affected.

         We are unable to predict fluctuations of market interest rates, which are affected by, among other factors, changes in the following:

          -    inflation rates;

          -    levels of business activity;

          -    unemployment levels;

          -    money supply; and

          -    domestic and foreign financial markets.

         Our asset-liability management strategy, which is designed to mitigate our risk from changes in market interest rates, may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

         We face significant competition in northeastern and east-central Ohio. We compete with other providers of financial services such as savings associations, credit unions, commercial finance companies, brokerage and securities firms, insurance companies, commercial finance and leasing companies and the mutual fund industry. Some of our competitors, including certain regional bank holding companies which have operations in our market area, have substantially greater resources and, as such, may have higher lending limits and may offer other services not available from us. We also face significant competition, particularly with respect to interest rates paid on deposit accounts, from well-capitalized local thrift institutions. We compete on the basis of rates of interest charged on loans, the rates of interest paid on deposits, the availability of services and our responsiveness to the needs of our customers.

WE RELY HEAVILY ON OUR MANAGEMENT TEAM, AND THE UNEXPECTED LOSS OF KEY MANAGERS MAY ADVERSELY AFFECT OUR OPERATIONS.

         Our success has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Our ability to retain executive officers and the current management team will continue to be important to successful implementation of our strategies. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results. We have entered into an employment contract with Rick Blossom, our Chairman, President and Chief Executive Officer, and management severance agreements with eight other key executives.

WE MAY BE ADVERSELY AFFECTED BY GOVERNMENT MONETARY POLICY.

         As a bank holding company, our business is affected by the monetary policies of the Federal Reserve Board, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. In setting its policy, the Federal Reserve Board may utilize techniques such as the following:

          - engaging in open market transactions in United States government securities;

          -    setting the discount rate on member bank borrowings; and

          -    determining reserve requirements.

These techniques may have an adverse effect on our deposit levels, net interest margin, loan demand or our business and operations.

OUR INABILITY TO INTEGRATE THE COMMERCE EXCHANGE CORPORATION ACQUISITION COULD PREVENT US FROM MAXIMIZING SYNERGIES AND COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

         We have made acquisitions through mergers in the past three years and our proposed acquisition of Commerce Exchange Corporation is pending. The success of any completed merger depends, and the success of the merger with Commerce Exchange Corporation will depend, on our ability to integrate effectively the management and operations of banks which had previously operated separately. We believe that our previous mergers have provided, and the Commerce Exchange Corporation merger will provide, us with cost savings and market expansion opportunities. However, the integration of the management and operations of Commerce Exchange Corporation following the merger will involve risks, including the possible loss of key employees and additional demands on our management resulting from the increase in our consolidated size following the merger.

WE CONTINUALLY ENCOUNTER TECHNOLOGICAL CHANGE, AND WE MAY HAVE FEWER RESOURCES THAN MANY OF OUR COMPETITORS TO CONTINUE TO INVEST IN TECHNOLOGICAL IMPROVEMENTS.

         The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy client demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources than we do to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our clients.

         As a service to our clients, we currently offer Internet banking. Use of this service involves the transmission of confidential information over public networks. We cannot be sure that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach in the commercially available encryption and authentication technology that we use to protect our clients' transaction data. If we were to experience such a compromise or breach, we could suffer losses and our operations could be adversely affected.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

         We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have, or may have a material adverse effect on our business and operations. Our success depends on our continued ability to maintain compliance with these regulations. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us with future legislation.

           RISKS RELATED TO AN INVESTMENT IN THE PREFERRED SECURITIES

IF WE DO NOT MAKE INTEREST PAYMENTS UNDER THE DEBENTURES, THE TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS. IN THIS CASE, THE GUARANTEE WILL NOT APPLY BECAUSE THE GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS FUNDS AVAILABLE.

         The trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions on or the liquidation amount of the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

OUR ABILITY TO MAKE INTEREST PAYMENTS ON THE DEBENTURES TO THE TRUST MAY BE RESTRICTED.

         We are a holding company and substantially all of our assets are held by our bank. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the bank holding company and dividends from our bank and any other subsidiaries which we may form in the future. Dividend payments or extensions of credit to us from our bank are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over our bank. The ability of our bank to pay dividends to us is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. As of June 30, 2001, our bank had retained earnings of $121,280,000, of which $14,453,000 was available for distribution to us as dividends without prior regulatory approval. We cannot assure you that our subsidiaries will be able to pay dividends in the future.

         We could also be precluded from making interest payments on the debentures by our regulators if in the future they were to perceive deficiencies in liquidity or regulatory capital levels at our holding company. If this were to occur, we may be required to obtain the consent of our regulators prior to paying interest on the debentures. If consent became required and our regulators were to withhold their consent, we would likely exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the preferred securities during such period.

THE DEBENTURES AND THE GUARANTEE RANK LOWER THAN MOST OF OUR OTHER INDEBTEDNESS AND OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES ANY CLAIMS AGAINST US TO THOSE OF OUR SUBSIDIARIES' CREDITORS.

         Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness, which totaled $1 million outstanding principal amount at June 30, 2001. Except in certain circumstances limiting our ability to issue additional trust preferred securities or similar securities or indebtedness, our ability to incur additional indebtedness is not limited. See "Description of the Debentures-Miscellaneous" on page [___].

         Because we are a holding company, the creditors of our subsidiaries, including depositors, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our direct and indirect subsidiaries, and you should look only to our assets for payments on the preferred securities and the debentures.

WE HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE DEBENTURES FOR SUBSTANTIAL PERIODS.

         We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive this amount until a later date.

         You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

         We do not currently intend to exercise our right to defer interest payments on the debentures. However, if we exercise our right in the future, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE AND THE TRUST AGREEMENT.

         The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our results of operations or financial condition. The indenture prevents us and any subsidiary from incurring, in connection with the issuance of any trust preferred securities or any similar securities or indebtedness, indebtedness that is senior in right of payment to the debentures. Additionally, the indenture limits our ability and the ability of any subsidiary to incur, related to the issuance of any trust preferred securities or any similar securities or indebtedness, indebtedness that is equal in right of payment to the debentures. Except as described above, neither the indenture nor the trust agreement limits our ability or the ability of any of our subsidiaries to incur other additional indebtedness that is senior in right of payment to the debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

WE MAY REDEEM THE DEBENTURES BEFORE DECEMBER 31, 2031.

         Under the following circumstances, we may redeem the debentures before their stated maturity:

          - We may redeem the debentures, in whole or in part, at any time on or after December 31, 2006.

          - We may redeem the debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments.

         You should assume that an early redemption may be attractive to us if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

WE CAN DISTRIBUTE THE DEBENTURES TO YOU, WHICH MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES.

         The trust may be dissolved at any time before maturity of the debentures on December 31, 2031. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you.

         We cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures.

         Under current interpretations of United States federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

THERE IS NO CURRENT PUBLIC MARKET FOR THE PREFERRED SECURITIES AND THEIR MARKET PRICE MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

         There is currently no public market for the preferred securities. The preferred securities are expected to be approved for inclusion in the Nasdaq National Market, and trading is expected to commence on or prior to delivery of the preferred securities. However, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the quotation of the preferred securities will continue on the Nasdaq National Market. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

         Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following the offering.

         The market price for the preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures.

YOU MUST RELY ON THE PROPERTY TRUSTEE TO ENFORCE YOUR RIGHTS IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE.

         You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

AS A HOLDER OF PREFERRED SECURITIES YOU HAVE LIMITED VOTING RIGHTS.

         Holders of preferred securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We make certain forward-looking statements in this prospectus that are based upon our current expectations and projections about current events. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect" and similar expressions. These forward-looking statements include:

          -    statements of our goals, intentions and expectations;

          -    statements regarding our business plans and growth strategies;

          - statements regarding the asset quality of our loan and investment portfolios; and

          -    estimates of our risks and future costs and benefits.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors which could affect the actual outcome of future events:

          - fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations and expense expectations;

          - adverse changes in the economy of the northeastern and east-central Ohio area, which might affect our business prospects and could cause credit-related losses and expenses;

          -    adverse developments in our loan and investment portfolios;

          - competitive factors in the banking industry, such as the trend towards consolidation in our market; and

          - changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like ours.

         Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these uncertainties and others in the section of this prospectus named "Risk Factors," beginning on page [__].

                                 USE OF PROCEEDS

         The trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We anticipate that the net proceeds from
the sale of the debentures will be approximately $    million after deduction of
offering expenses, estimated to be $290,000, and underwriting commissions.

         We expect to use the net proceeds to fund the cash price for the acquisition of Commerce Exchange Corporation. The acquisition price is $26,500,000, subject to adjustments. Among other adjustments, the purchase price will be increased by the net retained earnings of Commerce Exchange Corporation in 2001 until the closing and adjusted based upon Commerce's control of costs relating to the transaction. If the over-allotment option is exercised, the remaining net proceeds, if any, will be used to pay down existing debt or for general corporate purposes. If the over-allotment option is not exercised, we have other available sources of cash to pay the remaining amount of the cash price, including cash and cash equivalents on hand and approximately $19 million remaining available under our unsecured lines of credit with two correspondent banks as of June 30, 2001.

                                 CAPITALIZATION

         The following table sets forth our indebtedness and capitalization at June 30, 2001:

          -    on a historical basis;

          - on a pro forma basis as adjusted for the offering (assuming no exercise of the underwriters' over-allotment option) and the application of the estimated net proceeds from the corresponding sale of the debentures as if such sale has been consummated on June 30, 2001; and

          - on a pro forma basis as if the acquisition of Commerce Exchange had taken place as of June 30, 2001 and adjusted to give effect to the consummation of the offering (assuming no exercise of the underwriters' over-allotment option).

These data should be read in conjunction with our consolidated financial statements and notes thereto incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001.

                                                                                             JUNE 30, 2001
                                                                         -------------------------------------------------------
                                                                                                               PRO FORMA
                                                                                                             AS ADJUSTED FOR
                                                                                            PRO FORMA         THE COMMERCE
                                                                                           AS ADJUSTED          EXCHANGE
                                                                                             FOR THE         ACQUISITION AND
                                                                             ACTUAL         OFFERING           THE OFFERING
                                                                           ---------       -----------       ---------------
                                                                                     (DOLLARS IN THOUSANDS)
                                                                                           (UNAUDITED)
BORROWINGS:
       Short-term borrowings (including securities sold under
           agreements to repurchase and federal funds purchased)........   $ 122,256        $  122,256         $  122,256
       Federal Home Loan Bank Advances..................................     261,447           261,447            261,447
       Line of credit with unaffiliated bank............................       1,000             1,000              3,669
                                                                           ---------        ----------         ----------
           Total borrowings.............................................   $ 384,703        $  384,703         $  387,372
                                                                           =========        ==========         ==========

LONG-TERM INDEBTEDNESS:
       Corporation - obligated mandatorily redeemable capital
          securities of subsidiary trust (1)............................           -            26,000             26,000
                                                                           ---------        ----------         ----------
           Total long-term indebtedness.................................   $       -        $   26,000         $   26,000
                                                                           =========        ==========         ==========

SHAREHOLDERS' EQUITY:
       Common shares, no par value; 30,000,000 shares authorized;
           10,802,510 shares issued and outstanding.....................   $  37,166        $   37,166         $   37,166
       Retained earnings................................................      98,871            98,871             98,871
       Accumulated other comprehensive income...........................       1,810             1,810              1,810
       Treasury stock:  785,000 shares..................................     (14,740)          (14,740)           (14,740)
                                                                           ---------        ----------         ----------
           Total shareholders' equity...................................   $ 123,107        $  123,107         $  123,107
                                                                           =========        ==========         ==========

           Total capitalization (2).....................................   $ 123,107        $  149,107         $  149,107
                                                                           =========        ==========         ==========

CAPITAL RATIOS (3):
       Leverage ratio (4) (5)...........................................        7.64%             9.08%              7.64%
       Tier 1 risk-based capital ratio (5)..............................       10.68             12.89              10.63
       Total risk-based capital ratio (5)...............................       11.93             14.14              11.88
       Total shareholders' equity to total assets.......................        7.80              7.67               7.20

(1) Reflects the preferred securities at their issue price. As described herein, the only assets of the trust, which is our subsidiary, will be approximately $26.8 million in aggregate principal amount of subordinated debentures, including the amount attributable to the issuance of the common securities of the trust, which will mature on December 31, 2031. We will own all of the common securities issued by the trust.
(2)  Includes shareholders' equity and long-term indebtedness.
(3) The capital ratios, as presented in the pro forma columns, are computed including the estimated proceeds from the sale of the preferred securities, in a manner consistent with Federal Reserve regulations.
(4) The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets.
(5) The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities can only be included up to the amount constituting 25% of total Tier 1 core capital elements (including preferred securities). As adjusted for this offering and the anticipated acquisition of Commerce Exchange, our Tier 1 capital as of June 30, 2001, would have been approximately $130.0 million, of which $26.0 million would have been attributable to the preferred securities offered by this prospectus.

                       ACCOUNTING AND REGULATORY TREATMENT

         The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in the liability section of our consolidated balance sheet under the caption "Corporation--obligated mandatorily redeemable capital securities of subsidiary trust," or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities in our consolidated statements of income.

         Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited consolidated financial statements stating that:

          -    the trust is wholly owned;

          - the sole assets of the trust are the debentures, specifying the debentures' outstanding principal amount, interest rate and maturity date; and

          - our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities.

         Under the disclosure rules of the SEC, we are not required to include separate financial statements of the trust in this prospectus because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in this prospectus.

                                   MANAGEMENT

         Our directors and executive officers and their principal position(s) with us are shown in the table below.

Name                                                   Position(s)
----                                                   -----------
Dr. David A. Allen, Jr.............................    Director of Second Bancorp; Dean, Kent State University -
                                                       Trumbull Campus.
Thomas W. Allen....................................    Executive Officer of Second Bancorp and Senior Vice President
                                                       of Second National.
John A. Anderson...................................    Director of Second Bancorp and of Second National; Chairman
                                                       and Chief Executive Officer, The Taylor-Winfield Corporation,
                                                       Ravenna Manufacturing Company and Hubbparts, Inc.
Diane C. Bastic....................................    Executive Officer of Second Bancorp and Senior Vice President
                                                       of Second National.
R.L. (Rick) Blossom................................    Director, Chairman, President and Chief Executive Officer of
                                                       Second Bancorp and of Second National.
Alan G. Brant......................................    Director of Second Bancorp; retired Chairman and President of
                                                       Second Bancorp.
John L. Falatok....................................    Executive Officer of Second Bancorp and Senior Vice President
                                                       and Chief Lending Officer of Second National.

Name                                                   Position(s)
----                                                   -----------
Mike Filarski......................................    Executive Officer of Second Bancorp and Senior Vice President
                                                       of Second National.
John C. Gibson.....................................    Director of Second Bancorp; Chairman of the Board, Jack Gibson
                                                       Construction Company.
Norman C. Harbert..................................    Director of Second Bancorp and of Second National; Co-Chairman
                                                       and Co-Chief Executive Officer of The HAWK Corporation, owner of several manufacturing firms.
James R. Izant.....................................    Director of Second Bancorp; Private Investor.
Phyllis J. Izant...................................    Director of Second Bancorp; Private Investor.
David L. Kellerman.................................    Treasurer of Second Bancorp and Executive Vice President,
                                                       Chief Financial Officer and a Director of Second National.
Darryl E. Mast.....................................    Executive Officer of Second Bancorp and Senior Vice President
                                                       of Second National.
Terry L. Myers.....................................    Executive Officer of Second Bancorp and Senior Vice President
                                                       of Second National.
John L. Pogue......................................    Director of Second Bancorp; Member, Harrington, Hoppe &
                                                       Mitchell, Ltd. (attorneys).
Christopher Stanitz................................    Executive Vice President and Secretary of Second Bancorp and
                                                       Senior Vice President of Second National.
Raymond John Wean, III.............................    Director of Second Bancorp and of Second National; Business
                                                       Consultant.

         Dr. David A. Allen, Jr., age 60, is a Director of Second Bancorp and Dean of Kent State University - Trumbull Campus. He was a Director of Trumbull Financial Corporation and The Trumbull Savings and Loan Company from 1993 to 1998.

         Thomas W. Allen, age 56, has been an Executive Officer of Second Bancorp and Senior Vice President of Second National since 2000. Prior to that, he served as Senior Vice President and Senior Fiduciary Officer for Northern Indiana for Key Trust Company of Indiana from 1997 to 2000 and as Chairman and Chief Executive Officer of Midwest Trust Company, NA of Joliet, Illinois from 1995 to 1997.

         John A. Anderson, age 63, is a Director of Second Bancorp and of Second National. He is the Chairman and Chief Executive Officer of The Taylor-Winfield Corporation, Ravenna Manufacturing Company and Hubbparts, Inc.

         Diane C. Bastic, age 57, is Executive Officer of Second Bancorp and Senior Vice President of Second National. She has been employed by us since 1985.

         R. L. (Rick) Blossom, age 53, is Second Bancorp's President, Chief Executive Officer and Chairman, having been elected to those positions in December 1999, May 2000 and May 2001, respectively, succeeding former President and Chairman Alan G. Brant. He has also served as Chairman, President and Chief Executive Officer of Second National since December 1999. Prior to that, he served as Chief Executive Officer and a Director of First

National Bank of Southwestern Ohio and Senior Vice President and Chief Lending Officer of First Financial Bancorp.

         Alan G. Brant, age 69, is a Director of Second Bancorp. He was President and Chairman of Second Bancorp from 1987 to December 1999 and May 2001 respectively. He also served as Chief Executive Officer and President of Second National from 1985 to 1999 and was a Director of Second National from 1985 to 2001.

         John L. Falatok, age 43, an employee of ours since 1994, was elected Executive Officer of Second Bancorp and Senior Vice President and Chief Lending Officer of Second National in December 2000. Prior to that, he served in increasingly responsible positions in our Commercial Loan Department from commercial lender to commercial loan administration manager.

         Mike Filarski, age 52, our employee since 1999, is Executive Officer of Second Bancorp and Senior Vice President of Second National. Prior to that, he was President of Signal Mortgage from 1998 to 1999, and President of National Auto Credit from 1996 to 1997.

         John C. Gibson, age 73, is a Director of Second Bancorp. He also served as a Second National Director until May 2001. He is the Chairman of the Board of Jack Gibson Construction Company and a Director of Sovereign Circuits, Inc.

         Norman C. Harbert, age 67, is a Director of Second Bancorp and of Second National. He is Co-Chairman and Co-Chief Executive Officer of The HAWK Corporation, owner of several manufacturing firms.

         James R. Izant, age 42, is a Director of Second Bancorp and a private investor. He was Executive Vice President, Secretary and Director of Trumbull Financial Corporation and The Trumbull Savings and Loan Company until 1998.

         Phyllis J. Izant, age 38, is a Director of Second Bancorp and a private investor. She is a retired Development Associate for Leadership Gifts of Purdue University. She was a Director of Trumbull Financial Corporation and The Trumbull Savings and Loan Company from 1996 to 1998.

         David L. Kellerman, age 43, an employee of ours since 1981, is Treasurer of Second Bancorp and Executive Vice President, Chief Financial Officer and Director of Second National.

         Darryl E. Mast, age 50, an employee of ours since 1986, is Executive Officer of Second Bancorp and Senior Vice President of Second National.

         Terry L. Myers, age 51, has been our employee since 1974 and is Executive Officer of Second Bancorp and Senior Vice President of Second National.

         John L. Pogue, age 56, is a Director of Second Bancorp and Member of Harrington, Hoppe & Mitchell, Ltd. (attorneys).

         Christopher Stanitz, age 52, an employee of ours since 1992, is Executive Vice President and Secretary of Second Bancorp and Senior Vice President of Second National.

         Raymond John Wean, III, age 52, is a Director of Second Bancorp and of Second National and is a Business Consultant. He was President and Chief Executive Officer of Barto Technical Services, Inc. from 1995 to 1998.

                            DESCRIPTION OF THE TRUST

         Second Bancorp Capital Trust I is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

         The following discussion contains a description of the material terms of the trust agreement for the trust and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement.

         The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust which have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

         The trust exists exclusively for the purposes of:

         - issuing and selling the preferred securities to the public for cash;

         - issuing and selling its common securities to us in exchange for our capital contribution to the trust;

         - investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

         - engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to holders of the trust securities, furnishing notices and other administrative tasks.

         The trust will not have any independent business operations or any assets, revenues or cash flows other than those related to the issuance and administration of the trust securities.

         The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to payment of distributions on and the liquidation amount of the trust securities, Second Bancorp has agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

         The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of, or who are affiliated with, Second Bancorp. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

         The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "payment account" established with Wilmington Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the trust and the offering of the preferred securities, including the fees and expenses of the trustees.

                     DESCRIPTION OF THE PREFERRED SECURITIES

         The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page __. Wilmington Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

         The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge you to read the form of amended and restated agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

         The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "-Subordination of Common Securities" on page __.

         The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee" on page __. The guarantee does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

         Source of Distributions. The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

         Payment of Distributions. Distributions on the preferred securities
will be payable at the annual rate of   % of the $10 stated liquidation amount,
payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be December 31, 2001.

         Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day," we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York, Wilmington, Delaware or Warren, Ohio are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

         Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond December 31, 2031 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts
at the annual rate of   %, compounded quarterly from the relevant distribution
date. The term "distributions" as used in this prospectus includes those accumulated amounts.

         During an extension period, we may not:

         - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, purchases of common shares in connection with benefit plans for our directors, officers or employees or a dividend reinvestment plan, in connection with the reclassification of any class of our capital stock into another class of capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged or purchases of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged, purchases of fractional interests in shares of our capital stock issued or issuable to the stockholders of an unaffiliated third party and payments made in respect of not more than ten percent (10%) of the outstanding shares of our capital stock held by our shareholders who exercise dissenters' rights required to be afforded to them by applicable law, in each case pursuant to a merger, consolidation or other business combination with an unaffiliated third party in an arm's-length transaction entered into in good faith) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

         - make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debentures or allow any of our subsidiaries to do the same;

         - make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

         - redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

         After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

         We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

REDEMPTION OR EXCHANGE

         General. Subject to the prior approval of the Federal Reserve, if required by law or regulation, we will have the right to redeem the debentures:

         - in whole at any time, or in part from time to time, on or after December 31, 2006;

         - at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

         - at any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

         Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether on December 31, 2031 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

         Distribution of Debentures in Exchange for Preferred Securities. Upon prior approval of the Federal Reserve, if required by law or regulation, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "-Liquidation Distribution Upon Termination" on page __.

         After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

         - those trust securities will no longer be deemed to be outstanding;

         - certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

         - we will use our best efforts to list the debentures on the Nasdaq National Market or a national securities exchange;

         - any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities; and

         - all rights of the trust security holders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

         We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

         Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures.

         "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

         - interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

         - the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

         - the trust is, or will be within 90 days after the date of the opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

         "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

         "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

         For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

         Redemption of Debentures in Exchange for Preferred Securities We Purchase. Upon prior approval of the Federal Reserve, if required by law or regulation, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have purchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own for debentures.

         The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

REDEMPTION PROCEDURES

         Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

         If the trust gives notice of redemption of the trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

         If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment will be made on the immediately preceding business day.

         If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

         Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

         If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $10 or an integral multiple of $10 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. If the redemption relates only to preferred securities purchased by us and being exchanged for a like amount of debentures, then our preferred securities will be the ones selected for redemption.

         Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

SUBORDINATION OF COMMON SECURITIES

         Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

         In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

         We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required by law or regulation.

         In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

         -        our bankruptcy, dissolution or liquidation;

         - the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

         - redemption of all of the preferred securities as described on page __ under "-Redemption or Exchange-Mandatory Redemption"; or

         -        the entry of a court order for the dissolution of the trust.

         With the exception of a redemption as described on page __ under "-Redemption or Exchange-Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

         - in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

         - with an interest rate identical to the distribution rate on the trust securities; and

         - with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

         However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "-Subordination of Common Securities" on page __.

         Under current federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Certain Federal Income Tax Consequences-Receipt of Debentures or Cash Upon Liquidation of the Trust" on page __ for more information regarding a taxable distribution.

         If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures.

LIQUIDATION VALUE

         The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $10 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount.

EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

         -        the occurrence of an event of default under the indenture;

         - a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

         - a default by the trust in the payment of the redemption price of any of the trust securities when it becomes due and payable;

         - a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

         - the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

         Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. Second Bancorp and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

         If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the trust. The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

REMOVAL OF THE TRUSTEES

         Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

         Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, CONVERSIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

         The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

         - the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

         - we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

         - the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the preferred securities are then listed or quoted, if any;

         - the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

         - the successor entity has a purpose substantially identical to that of the trust;

         - prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and


         - we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

         Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

         Except as described below and under "Description of the Guarantee-Amendments" on page __ and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

         The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

         - with respect to acceptance of appointment by a successor trustee;

         - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

         - to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

         With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

         As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

         - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

         -        waive any past default that is waivable under the indenture;

         - exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

         - consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

         Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

         No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

         Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Second Bancorp, the trustees or any affiliate of Second Bancorp or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

         The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York, referred to below as DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities.

         No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

         - DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

         - we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

         - there shall have occurred and be continuing an event of default under the indenture.

         Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names DTC directs. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $10 and integral multiples of $10 and may be transferred or exchanged at the offices described below.

         Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

         Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" on page __.

         Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

         So long as DTC or another depositary, or its nominee, is the registered owner of a global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

         None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants.

PAYMENT AND PAYING AGENCY

         Payments in respect of the preferred securities will be made to DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR AND TRANSFER AGENT

         The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

         The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

         - the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

         - the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

         - the debentures will be treated as our indebtedness for federal income tax purposes.

         In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

         The administrative trustees may assist in listing the preferred securities on the Nasdaq National Market or a national securities exchange.

         Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

                          DESCRIPTION OF THE DEBENTURES

         Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

         The following discussion contains a description of the material provisions of the debentures and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         The debentures will be limited in aggregate principal amount to $26,804,130, or $30,824,750 if the underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest
at the annual rate of   % of the principal amount. The interest will be payable
quarterly on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2001, to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

         The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due
at the annual rate of   %, compounded quarterly.

         The debentures will mature on December 31, 2031, the stated maturity date. We may shorten this date once at any time to any date not earlier than December 31, 2006, subject to the prior approval of the Federal Reserve, if required by law or regulation.

         We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until after December 31, 2006, except if (a) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on pages __ and __, has occurred, or (b) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

         The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt, except in limited circumstances. See "-Subordination" on page __ and "-Miscellaneous" on page __.

         Except in limited circumstances, the indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and
unpaid, together with interest thereon at the annual rate of   %, compounded
quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Certain Federal Income Tax Consequences-Interest Payment Period and Original Issue Discount" on page __.

         During an extension period, we may not:

         - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, purchases of common shares in connection with benefit plans for our directors, officers or employees or a dividend reinvestment plan, in connection with the reclassification of any class of our capital stock into another class of capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged or purchases of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged, purchases of fractional interests in shares of our capital stock issued or issuable to the stockholders of an unaffiliated third party and payments made in respect of not more than ten percent (10%) of the outstanding shares of our capital stock held by our shareholders who exercise dissenters' rights required to be afforded to them by applicable law, in each case pursuant to a merger, consolidation or other business combination with an unaffiliated third party in an arm's-length transaction entered into in good faith) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

         - make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

         - make or allow any of our subsidiaries to make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee relating to the preferred securities); or

         - redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

         Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

         We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or

(b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date. If the property trustee is not the only registered holder of the debentures, then this notice must also be given to the holders of the debentures.

         Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

         If the trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust and the property trustee would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

REDEMPTION

         Subject to prior approval of the Federal Reserve, if required by law or regulation, we may redeem the debentures prior to maturity:

         - on or after December 31, 2006, in whole at any time or in part from time to time; or

         - in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

         In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

         We may also redeem the debentures prior to maturity at any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

         The debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

         As described under "Description of the Preferred Securities-Liquidation Distribution Upon Termination" on page __, under certain circumstances and with the Federal Reserve's approval if required by law or regulation, the debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our best efforts to list the debentures on the Nasdaq National Market or other national securities exchange or national quotation system on which the preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

RESTRICTIONS ON PAYMENTS

         We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

         If any of these events occur, we will not:

         - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, the issuance of stock under any such plan or the redemption or repurchase of any such rights pursuant thereto, purchases of common shares in connection with benefit plans for our directors, officers or employees or a dividend reinvestment plan, in connection with the reclassification of any class of our capital stock into another class of capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged or purchases of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged, purchases of fractional interests in shares of our capital stock issued or issuable to the stockholders of an unaffiliated third party and payments made in respect of not more than ten percent (10%) of the outstanding shares of our capital stock held by our shareholders who exercise dissenters' rights required to be afforded to them by applicable law, in each case pursuant to a merger, consolidation or other business combination with an unaffiliated third party in an arm's-length transaction entered into in good faith) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

         - make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

         - make or allow any of our subsidiaries to make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee relating to the preferred securities); or

         - redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

SUBORDINATION

         The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of Second Bancorp, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

         If the maturity of any debentures is accelerated and our senior and subordinated debt is also accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

         No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

         The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

         -        every obligation of the person for money borrowed;

         - every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

         - every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

         - every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

         -        every capital lease obligation of the person; and

         - every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

         - any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

         - any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

         -        any debt to any of our employees;

         - any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

         -        debt which constitutes subordinated debt.

         The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

         - any of our debt which, when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

         -        any debt to any of our employees;

         - any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

         -        debt which constitutes senior debt; and

         - any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

         We expect from time to time to incur additional indebtedness, and, except in certain circumstances, there is no limitation under the indenture on the amount of indebtedness we may incur. We had consolidated senior and subordinated debt of $1.0 million outstanding principal amount at June 30, 2001.

PAYMENT AND PAYING AGENTS

         Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

         Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on December 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

REGISTRAR AND TRANSFER AGENT

         The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware or New York, New York, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

         If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

         We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

         -        extend the maturity date of the debentures; or

         - reduce the principal amount or the rate or extend the time of payment of interest; or

         - reduce the percentage of principal amount of debentures required to amend the indenture.

         As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

DEBENTURE EVENTS OF DEFAULT

         The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

         - our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

         - our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

         - our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

         - our bankruptcy, insolvency or similar reorganizations in bankruptcy or dissolution of the trust other than in connection with a distribution of the debentures in connection with such dissolution, redemption of the trust securities or certain transactions permitted under the trust agreement.

         The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee as long as the holders of a majority in liquidation amount of the trust securities have consented to the waiver of the default. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration.

         So long as the property trustee is the holder of the debentures, if an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

         We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

         If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

         The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

         - if we consolidate with or merge into another entity or convey or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the preferred securities are then outstanding;

         - immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

         -        other conditions as prescribed in the indenture are met.

         Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "Description of the Preferred Securities -Mergers, Consolidations, Conversions, Amalgamations or Replacements of the Trust" on page __.

SATISFACTION AND DISCHARGE

         The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

         -        have become due and payable; and

         - will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

         We may still be required to provide officers' certificates and opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

         The indenture and the debentures will be governed by and construed in accordance with Ohio law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

         The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

         We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

         - to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

         - not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required by law or regulation;

         - to use our reasonable efforts to cause the trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations, conversions or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes;

         - to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures;

         - to use our best efforts to maintain the eligibility of the preferred securities for quotation or listing on the Nasdaq National Market or other national securities exchange or national quotation system on which the preferred securities are then listed, if any, but this will not prevent us from redeeming all or a portion of the preferred securities in accordance with the terms of the trust agreement;

         - not to issue or incur, directly or indirectly, any additional indebtedness in connection with the issuance of additional trust preferred securities or similar securities that are senior in right of payment to the debentures; and

         - not to issue or incur, directly or indirectly, any additional indebtedness related to the issuance of additional trust preferred securities or similar securities that rank equal in right of payment with the debentures unless:

                  the pro forma sum of all outstanding debt issued by us or any of our subsidiaries in connection with any trust preferred securities issued by any of our finance subsidiaries, including the debentures and the maximum liquidation amount of the additional trust preferred or similar securities that we or our finance subsidiary is then proposing to offer, plus our total long-term debt (excluding any long-term debt which, by its terms, is expressly stated to be junior and subordinate to the debentures), is less than 60 percent of
                  the sum of our common and preferred shareholders' equity, plus any long-term debt which, by its terms, is expressly stated to be junior and subordinate to the debentures, in each case on a consolidated basis.

                               BOOK-ENTRY ISSUANCE

GENERAL

         DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

         DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security, referred to below as a "beneficial owner," is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry-only system for the preferred securities is discontinued.

         DTC will have no knowledge of the actual beneficial owners of the preferred securities. DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

         Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

DISTRIBUTION OF FUNDS

         The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITARIES AND TERMINATION OF BOOK-ENTRY SYSTEM

         DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

                          DESCRIPTION OF THE GUARANTEE

         The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities. The following discussion contains a description of the material provisions of the guarantee and is subject to, and is qualified in its entirety by reference to, the guarantee agreement and the Trust Indenture Act. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

         The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

         - any accumulated and unpaid distributions required to be paid on the preferred securities;

         - with respect to any preferred securities called for redemption, the redemption price; and

         - upon a voluntary or involuntary dissolution, winding up or termination of the trust (other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities), the lesser of:

                  (a)      the amount of the liquidation distribution; and

                  (b) the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

         We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

         The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

STATUS OF THE GUARANTEE

         The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although other than described in "Use of Proceeds" on page [__], we have no specific plans in this regard presently. Except in certain circumstances limiting our ability to issue additional trust preferred securities or similar securities or indebtedness, our ability to incur additional indebtedness is not limited. See "Description of the Debentures-Miscellaneous" on page [__].

         The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

         The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. The ability of claimants under the guarantee to realize upon the value of any of our subsidiaries, therefore, will be subordinated to all existing and future liabilities of our subsidiaries.

AMENDMENTS

         Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities.

EVENTS OF DEFAULT; REMEDIES

         An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. If the guarantee trustee obtains actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the preferred securities. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

         Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

         We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

TERMINATION OF THE GUARANTEE

         The guarantee will terminate and be of no further force and effect upon:

         - full payment of the redemption price of the preferred securities;

         - full payment of the amounts payable upon liquidation of the trust; or

         - distribution of the debentures to the holders of the preferred securities.

         If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby; but this does not relieve the guarantee trustee of its obligations to exercise the rights and powers under the guarantee in the event of a default.

EXPENSE AGREEMENT

         We will, pursuant to the agreement as to expenses and liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

GOVERNING LAW

         The guarantee will be governed by Ohio law.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                        THE DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

         We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

         If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

         As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

         - the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

         - the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

         - we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

         - the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

         A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

LIMITED PURPOSE OF THE TRUST

         The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

         Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities-Liquidation Distribution Upon Termination" at page __.

         Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities held as capital assets by a holder who purchases such securities upon initial issuance at their original issue price. The statements of law and legal conclusions set forth in this summary regarding the United States federal income tax consequences to the holders of the preferred securities represents the opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Second Bancorp and the trust ("Tax Counsel").

         The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. An opinion of Tax Counsel is not binding on the Internal Revenue Service ("IRS") or the courts. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of the preferred securities may differ from the treatment described below. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would not be successful.

         No attempt has been made in the following summary to comment on all United States federal income tax matters affecting purchasers of the preferred securities. Moreover, the discussion generally focuses on the following holders of the preferred securities who acquire the preferred securities on their original issue at their initial offering price and hold the preferred securities as capital assets: (i) an individual, citizen or resident of the United States;
(ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision; (iii) an estate the income of which is includable in its gross income for United States federal income tax purposes without regard to its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust. The summary does not address the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as nonresident aliens, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of the preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of the preferred securities with regard to the particular tax consequences specific to that investor, which may vary for investors in different tax situations, and not addressed in the following summary.

CLASSIFICATION OF THE DEBENTURES

         Tax Counsel has rendered its opinion that the debentures will be classified for United States federal income tax purposes as indebtedness of Second Bancorp under current law, and, by acceptance of a preferred security, you, as a holder, covenant to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures for all United States federal income tax purposes. The remainder of this summary assumes that the debentures will be classified for United States federal income tax purposes as indebtedness of Second Bancorp.

CLASSIFICATION OF THE TRUST

         Tax Counsel has rendered its opinion that, under current law and assuming full compliance with the terms of the trust agreement and indenture, and based on certain facts and assumptions contained in Tax Counsel's opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, you, as a holder of the preferred securities will be treated as owning an undivided beneficial interest in the debentures, and you will be required to include in your gross income any interest with respect to the debentures at the time such interest is accrued or is received with respect to your pro rata share of the debentures, in accordance with your method of accounting. As discussed below, if the debentures were determined to be subject to the original issue discount ("OID") rules, you, as a holder, would instead be required to include in your gross income any OID accrued on a daily basis with respect to your allocable share of the debentures whether or not cash was actually distributed to you.

INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

         Under applicable Treasury regulations, debt instruments such as the debentures, which are issued at face value will not be considered issued with OID, even if their issuer can defer payments of interest, if the likelihood of any deferral is remote. Assuming the accuracy of the conclusion as set forth below that the likelihood of exercising our option to defer payments is remote, the debentures will not be treated as issued with OID. Accordingly, except as set forth below, stated interest on the debentures generally will be included in your income as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting.

         A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we have been paying dividends on our common shares and intend to continue to do so, and we would be unable to continue paying these dividends if we deferred our payments under the debentures, which could adversely affect the market for our common shares.

         The Treasury regulations referred to above have not been interpreted by any court decisions or addressed in any ruling or other pronouncements of the IRS referred to above, and it is possible that the IRS could take a position contrary to the conclusions herein. If the likelihood that we would exercise the option to defer any payment of interest was determined not to be "remote" or if we actually exercise our option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of your taxable interest income in respect of the debentures would constitute OID that would accrue on a daily basis and be includable in your income before the receipt of the cash attributable to such income, regardless of your method of tax accounting, and actual distributions of stated interest would not be reported separately as taxable income. Consequently, you, as a holder of the preferred securities, would be required to include such OID in gross income even though we would not make any actual cash payments during an extension period.

         Because income on the preferred securities will constitute interest, corporate holders of the preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

         Under the circumstances described under "Description of the Preferred Securities-Redemption or Exchange" and "-Liquidation Distribution Upon Termination," the debentures may be distributed to holders of the preferred securities upon a liquidation of the trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the preferred securities immediately before the distribution. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includible in the holder's gross income to the date of disposition and decreased by payments, if any, received on the preferred securities in respect of OID to the date of disposition. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the preferred securities. A holder will account for interest in respect of the debentures received from the trust in the manner described above under "--Interest Payment Period and Original Issue Discount," including any accrual of OID.

         If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the preferred securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed preferred securities, and, for United States federal income tax purposes, a holder should therefore recognize gain or loss as if the holder sold the preferred securities for cash. Such gain or loss would amount to the difference between the cash received upon redemption and the holder's adjusted tax basis in the preferred securities.

DISPOSITION OF PREFERRED SECURITIES

         A holder that sells the preferred securities (including a redemption of the preferred securities for cash) will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income, as discussed above). A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale.

         The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash-method holder, if the debentures are deemed to have been issued with OID) and who disposes of the holder's preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. Any OID included in income will increase a holder's adjusted tax basis as discussed above. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

EFFECT OF POSSIBLE CHANGES IN TAX LAWS

         Congress and previous administrations have considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted, there can be no assurance that tax law changes will not be reintroduced into future legislation which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures. To date, the present administration and Congress have not proposed any legislation with such adverse effect.

         In addition, in a case filed in the U.S. Tax Court, Enron Corp. v. Commissioner, Tax Court Docket No. 6149-98, the IRS challenged the deductibility for federal income tax purposes of interest paid on securities which are similar, but not identical, to the preferred securities. The parties filed a stipulation of settled issues, a portion of which stipulated that there shall be no adjustment for the interest deducted by the taxpayer with respect to the securities. The IRS may also challenge the deductibility of interest paid on the debentures, which, if such challenge were litigated resulting in the IRS's position being sustained, would trigger a Tax Event and possibly a redemption of the preferred securities.

         Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve, if then required, to cause a redemption of the preferred securities before, as well as after, December 31, 2006.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the IRS on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other backup withholding requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the IRS.

         THE UNITED STATES FEDERAL INCOME TAX SUMMARY PROVIDED ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF THE PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL INCOME TAX OR OTHER TAX LAWS AND PARTICULARLY WITH REGARD TO THE TAX CONSEQUENCES WHICH VARY FOR INVESTORS IN DIFFERENT TAX SITUATIONS.

                              ERISA CONSIDERATIONS

         Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

         In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption.

         As a result, plans with respect to which we or any of our affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement among Second Bancorp, the trust and the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated and Sandler O'Neill & Partners, L.P. are acting as representatives, the underwriters have severally agreed to purchase from the trust, and the trust has agreed to sell to them, an aggregate of 2,600,000 preferred securities in the numbers set forth below opposite their respective names.

                                                                   NUMBER OF
                                                                   PREFERRED
                       UNDERWRITERS                                SECURITIES

         Stifel, Nicolaus & Company, Incorporated...............
         Sandler O'Neill & Partners L.P. .......................
                                                                    ---------
         Total..................................................    2,600,000
                                                                    =========


         Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of a non-defaulting underwriter may be increased or, in certain cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the preferred securities, and to various other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

         The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters)
at this price, less a concession not in excess of $        per preferred
security. The underwriters may allow, and the selected dealers may reallow, a
concession not in excess of $        per preferred security to certain brokers
and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

         The trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 390,000 additional preferred securities at the same price per preferred security to be paid by the underwriters for the other preferred securities being offered as set forth in the table below. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional preferred securities in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

         If the underwriters exercise their option to purchase additional preferred securities, the trust will issue and sell to us additional common securities and we will issue and sell to the trust additional debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to us.

         The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by the trust as shown in the table below do not reflect the underwriting commissions set forth on the cover page of this prospectus or estimated expenses of $290,000, in each case payable by us. See "Use of Proceeds" on page __.


                                                                                                 TOTAL WITH EXERCISE
                                                          PER PREFERRED                               OF OVER-
                                                             SECURITY             TOTAL            ALLOTMENT OPTION
                                                          -------------           -----          -------------------
Public offering price...............................        $10.00           $26,000,000           $29,900,000
Proceeds, before expenses, to the trust.............        $10.00           $26,000,000           $29,900,000
Underwriting commission.............................        $                $                     $
Net proceeds to Second Bancorp Incorporated.........        $                $                     $


         The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

         We and the trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933.

         The preferred securities are expected to be approved for inclusion in the Nasdaq National Market under the symbol "SECDP," and trading is expected to commence on or prior to delivery of the preferred securities. The representatives have advised the trust that they presently intend to make a market in the preferred securities after the commencement of trading on Nasdaq, but no assurances can be made as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations among representatives of Second Bancorp and the underwriters, and the offering price of the preferred securities may not be indicative of the market price following the offering. The representatives will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

         In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

         - the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

         - the underwriters may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

         - the underwriters may stabilize or maintain the price of the preferred securities by bidding;

         - the underwriters may engage in passive market making transactions; and

         - the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

         The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected in the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

         Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

         Certain of the underwriters and their affiliates have, from time to time, performed investment banking and other services for us in the ordinary course of business and have received fees from us for their services.

                                  LEGAL MATTERS

         Certain legal matters, including matters relating to federal income tax considerations, for Second Bancorp and the trust will be passed upon by Vorys, Sater, Seymour and Pease LLP, counsel to Second Bancorp and the trust. Certain legal matters will be passed upon for the underwriters by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Vorys, Sater, Seymour and Pease LLP and Lewis, Rice & Fingersh, L.C. will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law.

                                     EXPERTS

         The consolidated financial statements of Second Bancorp appearing in Second Bancorp's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of Ernst & Young LLP, given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

         This prospectus is a part of a Registration Statement on Form S-3 filed by us and the trust with the SEC under the Securities Act, with respect to the preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

         We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

         The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 and, although the trust will become subject to such requirements upon the effectiveness of the registration statement, it is not expected that the trust will file separate reports under the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE

         We "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference:

         -        our Annual Report on Form 10-K for the year ended December 31,
                  2000;

         - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, as amended by the Forms 10-Q/A filed with the SEC on August 30, 2001; and

         - our Current Reports on Form 8-K, filed with the SEC on March 27, 2001, March 27, 2001, April 25, 2001, May 11, 2001, July
                  26, 2001 and July 26, 2001.

         We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold.

         You may request, either orally or in writing, and we will provide, a copy of these filings at no cost by contacting Christopher Stanitz, our Executive Vice President and Secretary, at the following address and phone number:

                  Second Bancorp Incorporated
                  108 Main Avenue, S.W.
                  Warren, Ohio  44481
                  (330) 841-0234

         Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common shares.

=========================================================

                 TABLE OF CONTENTS

                                                  PAGE
                                                  ----

Summary.............................................2
Selected Consolidated Financial Data................9
Risk Factors.......................................11
Special Note Regarding Forward-Looking Statements..17
Use of Proceeds....................................18
Capitalization.....................................18
Accounting and Regulatory Treatment................20
Management.........................................20
Description of the Trust...........................23
Description of the Preferred Securities............24
Description of the Debentures......................36
Book-Entry Issuance................................45
Description of the Guarantee.......................46
Relationship Among the Preferred Securities, the
  Debentures and the Guarantee.....................48
Certain Federal Income Tax Consequences............50
ERISA Considerations...............................53
Underwriting.......................................54
Legal Matters......................................56
Experts............................................56
Where You Can Get More Information.................56
Documents Incorporated By Reference................56

- YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT, AND OUR UNDERWRITERS HAVE NOT, AUTHORIZED ANY PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

- WE ARE NOT, AND OUR UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

- YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY.

- THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES.

=========================================================




=========================================================

                         2,600,000 PREFERRED SECURITIES

                                 SECOND BANCORP
                                 CAPITAL TRUST I

                               % CUMULATIVE TRUST
                              PREFERRED SECURITIES

                           (LIQUIDATION AMOUNT $10 PER
                               PREFERRED SECURITY)

                     FULLY, IRREVOCABLY AND UNCONDITIONALLY
                     GUARANTEED ON A SUBORDINATED BASIS, AS
                        DESCRIBED IN THIS PROSPECTUS, BY



                              [SECOND BANCORP LOGO]



                                ----------------


                                   $26,000,000
                            % SUBORDINATED DEBENTURES
                                       OF

                                 SECOND BANCORP
                                  INCORPORATED
                               -------------------

                                   PROSPECTUS
                                     , 2001
                               -------------------


                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED


                         SANDLER O'NEILL & PARTNERS, L.P

=========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than the underwriting commissions, payable by Second Bancorp in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


         SEC registration fee...................................................$  7,475
         NASD filing fee........................................................$  3,490
         Nasdaq National Market listing fee.....................................$ 44,750  *
         Legal fees and expenses................................................$ 85,000
         Accounting fees and expenses...........................................$ 60,000
         Printing and engraving expenses........................................$ 65,000
         Blue sky fees and expenses.............................................$  2,500
         Trustee fees and expenses..............................................$ 17,500
         Miscellaneous..........................................................$  4,285

                  Total.........................................................$290,000

         ---------------

         * Includes $43,750 entry fee payable upon approval of inclusion of the ____% Cumulative Trust Preferred Securities of Second Bancorp Capital Trust I in the Nasdaq National Market.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Seventh of the Second Bancorp Amended and Restated Articles of Incorporation provides that Second Bancorp shall indemnify, to the full extent permitted by the laws of the State of Ohio, any director, officer, employee or agent of Second Bancorp for any costs or expenses incurred by him/her in his/her capacity, or arising out of his/her status, as a director, officer, employee or agent of Second Bancorp. Such indemnification is not exclusive of any other rights to which any such indemnified person may be entitled by the Second Bancorp Regulations, as a matter of law or otherwise.

         Article VI, Section 1 of the Second Bancorp Regulations provides that Second Bancorp shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a director, trustee, officer, employee or agent of Second Bancorp, or is or was serving at the request of Second Bancorp as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise; provided, however, that Second Bancorp shall indemnify any agent of Second Bancorp to an extent greater than that required by law only if and to the extent that the directors of Second Bancorp may, in their discretion, so determine. Such indemnification is not exclusive of any other rights to which any such indemnified person may be entitled under the Amended and Restated Articles of Incorporation of Second Bancorp, as a matter of law or otherwise.

         Section 1701.13(E) of the Ohio Revised Code (which is applicable to Second Bancorp) permits a corporation to indemnify its officers and directors and to pay their expenses subject to certain limitations and exceptions. Section 1701.13(E) of the Ohio Revised Code is very similar, but not identical, to the language contained in Article Seventh of the Second Bancorp Amended and Restated Articles of Incorporation.

         Second Bancorp has purchased a liability insurance policy which insures directors and officers of Second Bancorp against certain liabilities which might be incurred by them in such capacities

         The amended and restated trust agreement will provide for indemnification of the Delaware trustee and each of the administrative trustees by Second Bancorp against any loss, damage, claims, liability, penalty or expense of any kind or nature incurred by the trustees arising out of or in connection with the acceptance or administration of the trust agreement, except that none of these trustees will be so indemnified for any loss, damage or claim incurred by reason of such trustee's gross negligence, bad faith or willful misconduct. Similarly, the trust agreement provides for indemnification of the property trustee except that the property trustee is not indemnified from liability for its own negligent action, negligent failure to act or willful misconduct.

         Under the form of underwriting agreement filed as Exhibit 1.1 hereto, the underwriters have agreed to indemnify, under certain circumstances, the Registrants, their officers, directors and persons who control the Registrants against certain liabilities which may be incurred in connection with the offering, including certain liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:

         1.1 Form of Underwriting Agreement (to be filed by amendment).

         2.1 Agreement and Plan of Merger, dated as of July 23, 2001, by and among Second Bancorp Incorporated and Second Merger Corp. and Commerce Exchange Corporation.

         4.1 Form of Indenture for   % Subordinated Debentures due 2031 of
Second Bancorp Incorporated.

         4.2 Form of   % Subordinated Debenture due 2031 of Second Bancorp
Incorporated (included as Exhibit A to Exhibit 4.1).

         4.3 Certificate of Trust of Second Bancorp Capital Trust I.

         4.4 Trust Agreement of Second Bancorp Capital Trust I.

         4.5 Form of Amended and Restated Trust Agreement of Second Bancorp Capital Trust I.

         4.6 Form of   % Cumulative Trust Preferred Securities Certificate of
Second Bancorp Capital Trust I (included as Exhibit D to Exhibit 4.5).

         4.7 Form of Preferred Securities Guarantee Agreement between Second Bancorp Incorporated and Wilmington Trust Company, as guarantee trustee.

         4.8 Form of Agreement as to Expenses and Liabilities of Second Bancorp Capital Trust I (included as Exhibit C to Exhibit 4.5).

         5.1 Opinion of Vorys, Sater, Seymour and Pease LLP.

         5.2 Opinion of Richards, Layton & Finger, P.A.

         8.1 Opinion of Vorys, Sater, Seymour and Pease LLP as to certain tax matters (to be filed by amendment).

         12.1 Calculation of ratios of earnings to fixed charges.

         23.1  Consent of Ernst & Young LLP.

         23.2 Consent of Vorys, Sater, Seymour and Pease LLP (included in opinions filed as Exhibits 5.1 and 8.1).

         23.3 Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).

         24.1 Powers of Attorney of Directors and Executive Officers of Second Bancorp authorizing the signing of their names to this Registration Statement and any and all amendments to this Registration Statement and other documents submitted in connection herewith.

         25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as indenture trustee under the
Indenture for   % Subordinated Debentures due 2031 of Second Bancorp
Incorporated.

         25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as property trustee and Delaware trustee under the Amended and Restated Trust Agreement for Second Bancorp Capital Trust I.

         25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as guarantee trustee under the Preferred Securities Guarantee Agreement relating to Second Bancorp Capital Trust I.

ITEM 17.  UNDERTAKINGS.

         (a) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Second Bancorp Incorporated's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

         (b) The undersigned Registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         (c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted against the Registrants by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) Each of the undersigned Registrants hereby undertakes that:

                (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Second Bancorp Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Ohio, on the 29th day of August, 2001.

                          SECOND BANCORP INCORPORATED
                          (Co-Registrant)


                          By: /s/ R. L. Blossom
                              -----------------------------------
                          Printed Name:  R.L. (Rick) Blossom
                                         ------------------------
                          Title:  President, Chief Executive Officer
                                   and Chairman
                                  ----------------------------------


         Pursuant to the requirements of the Securities Act of 1933, Second Bancorp Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Ohio, on the 29th day of August, 2001.

                          SECOND BANCORP INCORPORATED
                          (Co-Registrant)

                          By: Second Bancorp Incorporated, as Depositor


                          By: /s/ R. L. Blossom
                              -----------------------------------
                          Printed Name:  R.L. (Rick) Blossom
                                       ---------------------
                          Title:  President, Chief Executive Officer
                                  and Chairman
                                  -----------------------------------



                                      11-4

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


NAME                                        TITLE                                                DATE
----                                        -----                                                ----

/s/ R.L. Blossom                            President, Chief Executive Officer,             August 29, 2001
------------------------------------        Chairman and Director
R.L. (Rick) Blossom

* David L. Kellerman                        Principal Financial Officer and                 August 29, 2001
------------------------------------        Principal Accounting Officer
David L. Kellerman

* Dr. David A. Allen, Jr.                   Director                                        August 29, 2001
------------------------------------
Dr. David A. Allen, Jr.

* John A. Anderson                          Director                                        August 29, 2001
------------------------------------
John A. Anderson

* Alan G. Brant                             Director                                        August 29, 2001
------------------------------------
Alan G. Brant

* John C. Gibson                            Director                                        August 29, 2001
------------------------------------
John C. Gibson

* Norman C. Harbert                         Director                                        August 29, 2001
------------------------------------
Norman C. Harbert

* James R. Izant                            Director                                        August 29, 2001
------------------------------------
James R. Izant

* Phyllis J. Izant                          Director                                        August 29, 2001
------------------------------------
Phyllis J. Izant

* John L. Pogue                             Director                                        August 29, 2001
------------------------------------
John L. Pogue

* Raymond John Wean, III                    Director                                        August 29, 2001
------------------------------------
Raymond John Wean, III



*By R.L. (Rick) Blossom pursuant to Powers of Attorney executed by the directors and executive officers listed above, which Powers of Attorney are filed herewith with the Securities and Exchange Commission

/s/ R.L. Blossom
---------------------------------
Name:  R.L. (Rick) Blossom
Title:  President, Chief Executive Officer and Chairman

                                  EXHIBIT INDEX

         Exhibit
         -------

         1.1 Form of Underwriting Agreement (to be filed by amendment).

         2.1 Agreement and Plan of Merger, dated as of July 23, 2001, by and among Second Bancorp Incorporated and Second Merger Corp. and Commerce Exchange Corporation.

         4.1 Form of Indenture for   % Subordinated Debentures due 2031 of
Second Bancorp Incorporated.

         4.2 Form of    % Subordinated Debenture due 2031 of Second Bancorp
Incorporated (included as Exhibit A to Exhibit 4.1).

         4.3 Certificate of Trust of Second Bancorp Capital Trust I.

         4.4 Trust Agreement of Second Bancorp Capital Trust I.

         4.5 Form of Amended and Restated Trust Agreement of Second Bancorp Capital Trust I.

         4.6 Form of    % Cumulative Trust Preferred Securities Certificate of
Second Bancorp Capital Trust I (included as Exhibit D to Exhibit 4.5).

         4.7 Form of Preferred Securities Guarantee Agreement between Second Bancorp Incorporated and Wilmington Trust Company, as guarantee trustee.

         4.8 Form of Agreement as to Expenses and Liabilities of Second Bancorp Capital Trust I (included as Exhibit C to Exhibit 4.5).

         5.1 Opinion of Vorys, Sater, Seymour and Pease LLP.

         5.2 Opinion of Richards, Layton & Finger, P.A.

         8.1 Opinion of Vorys, Sater, Seymour and Pease LLP as to certain tax matters (to be filed by amendment).

         12.1 Calculation of ratios of earnings to fixed charges.

         23.1 Consent of Ernst & Young LLP.

         23.2 Consent of Vorys, Sater, Seymour and Pease LLP (included in opinions filed as Exhibits 5.1 and 8.1).

         23.3 Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).

         24.1 Powers of Attorney of Directors and Executive Officers of Second Bancorp authorizing the signing of their names to this Registration Statement and any and all amendments to this Registration Statement and other documents submitted in connection herewith.

         25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as indenture trustee under the
Indenture for     % Subordinated Debentures due 2031 of Second Bancorp
Incorporated.

         25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as property trustee and Delaware trustee under the Amended and Restated Trust Agreement for Second Bancorp Capital Trust I.

         25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as guarantee trustee under the Preferred Securities Guarantee Agreement relating to Second Bancorp Capital Trust I.